Press Release
For Immediate Release

IR contact: Terri MacInnis	Media contact: Sylvia Tawse
Bibicoff & Associates, Inc.	The Fresh Ideas Group
818.379.8500	303.449.2108, ext 11
terrimac@bibicoff.com	Sylvia@freshideasgroup.com

Organic To Go Expansion Fueled By $6.35M Commitment
Organic foodservice leader announces private equity infusion

SEATTLE, Wash, (June 27, 2007) — What is growing even faster than the booming organic industry in the United States, now boasting a 17 percent growth rate in 2006? The answer is organic foodservice. The rapidly growing organic sector’s growth is evidenced by the recent commitment from institutional investors of $6.35 million of equity into Organic To Go™ (OTCBB: OTGO). The financing is targeted to help fund further expansion for the company, which posted a 61% growth rate in 2006.

Organic To Go, with a growing presence in Seattle, WA, Los Angeles and Orange County, CA, and boasts more than 50 grab-and-go outlets and 14 total retail cafés, will utilize the new capital to pursue entry into a new market as well as to expand existing corporate catering services, new retail cafés and outlets. The next two cafés are expected to open in July in Woodland Hills, CA, making for a total of ten Organic To Go cafés in Southern California.

Organic To Go is the only fast casual café and corporate catering company in the United States to earn third-party certification as an organic retailer, in accordance with USDA standards for organic production.

The brainchild of founder Jason Brown, a long-time natural products industry entrepreneur, Organic To Go continues to set the bar, becoming the: first fast delivery service of organic food, first organic food kiosk on a college campus and at a major metropolitan airport (LAX), first organic, branded ‘grab and go’ option in a major hospital, and first fast serve café chain to feed employees and students at their places of work during breakfast and lunch.

“There’s a rising tide of interest in organic and sustainable agriculture but we’re filling a bigger gap than food alone. Organic To Go fills the organic-convenience gap which exists for most people forced to eat lunch outside their home, which usually means fast food that is less than nutritious or delicious,” said Brown, Organic To Go’s CEO. “What we do at Organic To Go is make traditional breakfast and lunch selections with natural ingredients and bring it to where folks work, meet and attend universities. Our dedicated team of men and women are very proud of what we serve. With the support of this commitment and from our institutional investors, we believe that Organic to Go is properly positioned for long-term sustainable growth.”

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The company’s mission is grounded in its commitment to organic agriculture and to making flavorful, nourishing food more accessible to the public. Culinary Director and Chef, Greg Atkinson, creates Organic To Go’s seasonal menus three times per year -- an unparalleled practice in traditional fast food chains -- and integrates organic ingredients into all offerings on the Organic To Go menu, from soup to salads to sandwiches and desserts.

About Organic To Go
Based in Seattle, WA, Organic To Go (OTCBB: OTGO) is the nation’s first fast casual café to be certified as an organic retailer. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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6/27/07